Exhibit 10.24

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), effective as of February 1, 2016 (the “Effective Date”), is entered into by Achillion Pharmaceuticals, Inc., a Delaware corporation with its principal place of business at 300 George Street, New Haven, CT 06511-6624 (the “Company”), and Martha Manning (the “Executive”).

WHEREAS, the Company desires to employ the Executive and the Executive desires to be employed by the Company pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the employment of the Executive, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Term of Employment. The Company hereby agrees to employ the Executive, and the Executive hereby accepts employment with the Company, upon the terms set forth in this Agreement, for the period commencing on the Effective Date and ending on December 31, 2016, unless earlier terminated pursuant to the provisions of Section 4 or extended pursuant to the provisions herein (such period, the “Employment Period”). On January 1, 2017, and on each yearly anniversary of such date thereafter, this Agreement shall automatically renew for successive one-year periods unless, at least ninety (90) days prior to the applicable expiration date, either party has notified the other party that the Agreement shall not so renew.

2. Title; Capacity. During the Employment Period, the Executive shall serve as Executive Vice President and General Counsel or in such other reasonably comparable position as the Board of Directors of the Company (the “Board”) may determine from time to time. The Executive shall be based at the Company’s headquarters in New Haven, Connecticut, or such place or places in the continental United States as the Board shall determine. The Executive shall be subject to the supervision of, and shall have such authority as is delegated to the Executive by the Company’s Chief Executive Officer (“CEO”) and the Board.

The Executive hereby accepts such employment and agrees to undertake the duties and responsibilities inherent in such position and such other duties and responsibilities as the CEO or the Board shall from time to time reasonably assign to the Executive. The Executive agrees to devote her entire business time, attention and energies to the business and interests of the Company during the Employment Period. The Executive agrees to abide by the rules, regulations, instructions, personnel practices and policies of the Company and any changes therein which may be adopted from time to time by the Company. The Executive will be eligible to participate in the Company’s performance review process.

3. Compensation and Benefits.

3.1 Salary. The Company shall pay the Executive, in periodic installments in accordance with the Company’s customary payroll practices, a base salary at the biweekly rate of $12,692.31 (which if annualized equals $330,000) (the “Base Salary”), commencing on the Effective Date. Such Base Salary may be increased in the sole discretion of the Board.

3.2 Performance Bonus. Following the end of each fiscal year and subject to the approval of the Board, the Executive shall be eligible to receive a discretionary performance bonus (the “Performance Bonus”). The target amount of such Performance Bonus will be 35% of the Executive’s then current Base Salary (the “Target Bonus”), based on the Company’s achievement of its performance goals for the applicable fiscal year and the Executive’s achievement of her performance goals for the applicable fiscal year, both as determined by the Board in its sole discretion. The Executive’s individual performance goals for each fiscal year are established by the CEO and Board on an annual basis in consultation with the Executive. The Executive must be an active employee of the Company on the date any Performance Bonus is distributed in order to be eligible for and to earn any bonus award, as it also serves as an incentive to remain employed by the Company.

3.3 Equity Award. Subject to approval by the Company’s Compensation Committee, on or about the Effective Date, the Executive shall be granted, pursuant to the Company’s 2015 Stock Incentive Plan (the “Plan”), an option to purchase 110,000 shares of Common Stock, $0.001 par value (“Common Stock”) of the Company pursuant to the terms and conditions of the Plan and a stock option agreement issued thereunder, such option to (a) have an exercise price per share equal to the closing price of the Company’s Common Stock on the NASDAQ Global Select Market on the date of grant, and (b) vest and become exercisable, subject to the Employee’s continued service, at a rate of 25% of the total shares underlying the option on the first anniversary of the date of grant and as to an additional 6.25% of the total shares underlying the grant at the end of each full calendar quarter thereafter, subject to continued service. The Executive may be eligible to receive additional stock options or stock based awards pursuant to the Plan (or a successor stock incentive plan) from time to time, provided that any such stock options or stock based awards will be made, if at all, solely at the discretion of the Board and upon such terms and conditions as the Board shall determine.

3.4 Fringe Benefits. The Executive shall be entitled to participate in all benefit programs that the Company establishes and makes available to its Executives, if any, to the extent that the Executive is eligible under the plan documents governing those programs. Benefits are subject to change at any time in the Company’s sole discretion. The Executive shall be entitled to up to 20 days of paid time off per calendar year in accordance with the Company’s policy.

3.5 Reimbursement of Expenses. The Company shall reimburse the Executive for all reasonable travel, entertainment and other expenses incurred or paid by the Executive in connection with, or related to, the performance of her duties and responsibilities under this Agreement (other than expenses arising out of or related to commuting costs, including temporary housing and meal expenses), in accordance with the policies and procedures, and subject to the limitations, adopted by the Company from time to time.

3.6 Commuting Assistance. The Company agrees to pay the Executive $20,000 each year in which she commutes between Pennsylvania and Connecticut (the “Commuting Compensation”). The Commuting Compensation shall be paid in two equal installments (one in January and one in July), for the purpose of covering expenses incurred by the Executive in commuting between Pennsylvania and Connecticut, including travel expenses, temporary housing expenses near the Company’s Connecticut office, and meal expenses. The Company also will pay to the Executive an additional amount, determined by the Company in its sole discretion, as an approximate gross-up of the Commuting Compensation; provided, however, that any such gross-up payment shall be made by no later than the end of the calendar year next following the calendar year in which the Executive remits such taxes. If, prior to the one-year anniversary of the Effective Date, the Executive’s employment is terminated by the Company for Cause (as defined below) or the Executive resigns without Good Reason (as defined below), the Executive shall be required to repay a pro-rated amount of the Commuting Compensation plus any gross-up she received prior to her separation.

3.7 Withholdings. All compensation payable to the Executive shall be subject to applicable taxes and withholdings.

4. Termination of Employment Period. This Agreement and the employment of the Executive shall terminate upon the occurrence of any of the following:

4.1 Expiration of the Employment Period by notice of non-renewal in accordance with Section 1;

4.2 At the election of the Company for Cause, immediately upon written notice by the Company to the Executive, which notice shall identify the Cause upon which the termination is based;

4.3 At the election of the Executive for Good Reason (as defined below), pursuant to the provisions set forth below;

4.4 Upon the death or Disability (as defined below) of the Executive;

4.5 At the election of the Company without Cause, upon not less than fifteen (15) days’ prior written notice of termination; or

4.6 At the election of the Executive without Good Reason, upon not less than fifteen (15) days’ prior written notice of termination.

5. Effect of Termination.

5.1 Termination by the Company Without Cause or by the Executive for Good Reason Within 12 Months Following a Change in Control. If, within 12 months following a Change in Control Date, the Executive’s employment is terminated by the Company without Cause (other than due to her Disability or death) or the Executive resigns for Good Reason, then, subject to the conditions of Section 7 and in accordance with the timing and payment terms set forth in Section 7:

(a) the Company shall, for a period of 12 months following the Executive’s date of termination (the “Date of Termination”), continue to pay to the Executive, in accordance with the Company’s customary payroll practices, her then current Base Salary as severance;

(b) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 12th month after the Date of Termination, and (y) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and

(c) the Executive will receive the Target Bonus for the year in which her Date of Termination occurs.

5.2 Termination by the Company Without Cause or by the Executive for Good Reason Prior to, or More than 12 Months Following, a Change in Control. If, prior to a Change in Control Date or more than 12 months following a Change in Control Date, the Executive’s employment is terminated by the Company without Cause (other than for Disability or death) or the Executive resigns for Good Reason, then, subject to the conditions of Section 7 and in accordance with the payment terms set forth in Section 7:

(a) the Company shall, until the earlier of (x) the date that is twelve (12) months after the Date of Termination, and (y) the date upon which the Executive commences full-time employment with another company, continue to pay to the Executive, in accordance with the Company’s customary payroll practices, her then current Base Salary as severance (and the Executive shall be required to immediately inform the Company upon her commencement of full-time employment with another company);

(b) if the Executive is eligible for and timely elects to continue receiving group medical and/or dental insurance under the continuation coverage rules known as COBRA, the Company will continue to pay the share of the premium for such coverage that it pays for active and similarly-situated employees who receive the same type of coverage (single, family, or other) until the earlier of (x) the end of the 12th month after the Date of Termination, and (y) the date the covered individual’s COBRA continuation coverage expires, unless, as a result of a change in legal requirements, the Company’s provision of payments for COBRA will violate the nondiscrimination requirements of applicable law, in which case this benefit will not apply; and

(c) the Executive will receive a pro-rated bonus payment equal to (x) the Performance Bonus, if any, paid to the Executive for the most recent fiscal year ending prior to the Date of Termination (or to be paid to the Executive for such fiscal year if not yet paid), multiplied by (y) a fraction, the numerator of which is the number of days the Executive was employed by the Company in the then current fiscal year prior to the Date of Termination and the denominator of which is 365.

5.3 Termination by the Company for Cause, by the Executive Without Good Reason, or Due to Death or Disability. If the Company terminates the Executive’s employment for Cause or the Executive resigns without Good Reason, or the Executive’s employment terminates due to her death or Disability, then the Company’s obligations under this Agreement shall immediately cease and the Executive shall be entitled to only the Base Salary that has accrued and to which the Executive is entitled as of the Date of Termination. The Executive shall not be entitled to any other compensation or consideration, including any Performance Bonus not yet paid, that the Executive may have received had the Employment Period not ended.

5.4 Termination Due to Expiration of the Employment Period by Notice of Non-Renewal. If this Agreement and the employment of the Executive terminates due to expiration of the Employment Period by notice of non-renewal by the Company, and provided that the Executive would otherwise have been willing and able to continue her employment under the terms of this Agreement but for the Company’s decision not to renew, then such termination will be treated as a termination without Cause. Any other expiration of the Employment Period by notice of non-renewal, including, without limitation, termination of this Agreement by notice of non-renewal by the Executive, will be treated as a termination by the Executive without Good Reason.

6. Equity Acceleration Benefits to Executive.

6.1 Equity Acceleration in Connection with Change in Control. If a Change in Control Date occurs during the Employment Period, then, effective upon the Change in Control Date, (a) the vesting schedule of each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to 50% of the original number of shares of Common Stock subject to the option immediately prior to such Change in Control; the remaining unvested shares shall continue to become vested in accordance with the original vesting schedule set forth in the applicable option agreement; and (b) unvested shares, or units, if any, with respect to each restricted stock or stock unit award held by the Executive immediately following the Change in Control shall be vested such that the number of unvested shares or units shall be reduced by 50% of the original number of shares or units subject to such restricted stock or stock unit award; the remaining unvested shares or units shall continue to vest in accordance with the original schedule set forth in the applicable restricted stock or stock unit award agreement; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409A(a)(1)(B) of the Internal Revenue Code of 1986 and the guidance issued thereunder (“Section 409A” of the “Code”).

6.2 Equity Acceleration in Connection with Termination Without Cause or For Good Reason Within 12 Months Following a Change in Control. If, within 12 months following a Change in Control Date, the Executive’s employment with the Company is terminated by the Company without Cause (other than due to Disability or death) or the Executive resigns for Good Reason, then (a) each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall become immediately exercisable in full; and (b) each restricted stock or stock unit award held by the Executive shall be deemed to be fully vested and free from forfeiture, and, to the extent applicable, will no longer be subject to a right of repurchase by or forfeiture to the Company; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409A of the Code.

6.3 Equity Acceleration in Connection with Termination Without Cause or For Good Reason Prior to, or More than 12 Months Following, a Change in Control. If, prior to a Change in Control Date or more than 12 months following a Change in Control Date, the Executive’s employment with the Company is terminated by the Company without Cause (other than due to Disability or death) or the Executive resigns for Good Reason, then (a) the vesting schedule of each outstanding option to purchase shares of Common Stock of the Company held by the Executive shall be accelerated in part so that the option shall become exercisable for an additional number of shares equal to 25% of the original number of shares of Common Stock subject to the option immediately prior to such date of termination and (b) unvested shares, or units, if any, with respect to each restricted stock or stock unit award held by the Executive as of the date of such termination shall be vested such that the number of unvested shares or units shall be reduced by 25% of the original number of shares or units subject to such restricted stock or stock unit award; provided that the vesting will not accelerate the distribution of shares underlying equity awards if such acceleration of distribution would trigger taxation under Section 409A of the Code.

7. Release. The obligation of the Company to make the payments and provide the benefits to the Executive under Section 5.1 or 5.2 is conditioned upon the Executive signing and delivering to the Company a severance and release of claims agreement in a form to be provided by the Company (which will include, at a minimum, a release of all releasable claims and non-disparagement and cooperation obligations) (the “Executive Release”), which Executive Release must become irrevocable within sixty (60) days following the Date of Termination (or such shorter period as the Company may provide, which shall not be less than 30 days following the Date of Termination). The Company shall commence or make, as applicable, the payments under Section 5.1 or 5.2 on the first payroll period following the date the Executive Release becomes irrevocable; provided, however, that if the 60th day following the Date of Termination falls in the calendar year following the year of the Executive’s termination of employment, the payments will not commence or be made, as applicable, earlier than the first payroll period of such later calendar year; and provided further that the payment of any amounts pursuant to Section 5.1 or 5.2 shall be subject to the terms and conditions set forth in Section 9.2.

8. Termination Obligations.

8.1 Return of Company’s Property. The Executive hereby acknowledges and agrees that all personal property, including, without limitation, all books, manuals, records, reports, notes, contracts, lists, blueprints and other documents or materials, or copies thereof, and equipment furnished to or prepared by the Executive in the course of or incident to the Executive’s employment, belong to the Company and shall be promptly returned to the Company upon termination of Executive’s employment or earlier request by the Company. Following termination, the Executive will not retain any written or other tangible material containing any proprietary information or confidential information of the Company.

8.2 Cooperation in Pending Work. Following any termination of the Executive’s employment, the Executive shall fully cooperate with the Company in all matters relating to the winding up of pending work on behalf of the Company and the orderly transfer of work to other executives of the Company. The Executive shall also cooperate in the defense of any action brought by any third party against the Company that relates in any way to the Executive’s acts or omissions while employed by the Company.

9. Taxes.

9.1 280G.

(a) Notwithstanding any other provision of this Agreement, except as set forth in Section 9.1(b), in the event that the Company undergoes a “Change in Ownership or Control” (as defined below), the Company shall not be obligated to provide to the Executive a portion of any “Contingent Compensation Payments” (as defined below) that the Executive would otherwise be entitled to receive to the extent necessary to eliminate any “excess parachute payments” (as defined in Code Section 280G(b)(1)) for the Executive. For purposes of this Section 9.1, the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Payments” and the aggregate amount (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-30 or any successor provision) of the Contingent Compensation Payments so eliminated shall be referred to as the “Eliminated Amount.”

(b) Notwithstanding the provisions of 9.1(a), no such reduction in Contingent Compensation Payments shall be made if (i) the Eliminated Amount (computed without regard to this sentence) exceeds (ii) 110% of the aggregate present value (determined in accordance with Treasury Regulation Section 1.280G-1, Q/A-31 and Q/A-32 or any successor provisions) of the amount of any additional taxes that would be incurred by the Executive if the Eliminated Payments (determined without regard to this sentence) were paid to him or her (including, state and federal income taxes on the Eliminated Payments, the excise tax imposed by Section 4999 of the Code payable with respect to all of the Contingent Compensation Payments in excess of the Executive’s “base amount” (as defined in Section 280G(b)(3) of the Code), and any withholding taxes). The override of such reduction in Contingent Compensation Payments pursuant to this Section 9.1(b) shall be referred to as a “Section 9.1(b) Override.” For purpose of this paragraph, if any federal or state income taxes would be attributable to the receipt of any Eliminated Payment, the amount of such taxes shall be computed by multiplying the amount of the Eliminated Payment by the maximum combined federal and state income tax rate provided by law.

(c) For purposes of this Section 9.1 the following terms shall have the following respective meanings:

(i) “Change in Ownership or Control” shall mean a change in the ownership or effective control of the Company or in the ownership of a substantial portion of the assets of the Company determined in accordance with Section 280G(b)(2) of the Code.

(ii) “Contingent Compensation Payment” shall mean any payment (or benefit) in the nature of compensation that is made or made available (under this Agreement or otherwise) to a “disqualified individual” (as defined in Section 280G(c) of the Code) and that is contingent (within the meaning of Section 280G(b)(2)(A)(i) of the Code) on a Change in Ownership or Control of the Company.

(d) Any payments or other benefits otherwise due to the Executive following a Change in Ownership or Control that could reasonably be characterized (as determined by the Company) as Contingent Compensation Payments (the “Potential Payments”) shall not be made until the dates provided for in this Section 9.1(d). Within 30 days after each date on which the Executive first becomes entitled to receive (whether or not then due) a Contingent Compensation Payment relating to such Change in Ownership or Control, the Company shall determine and notify the Executive (with reasonable detail regarding the basis for its determinations) (i) which Potential Payments constitute Contingent Compensation Payments, (ii) the Eliminated Amount and (iii) whether the Section 9.1(b) Override is applicable. Within 30 days after delivery of such notice to the Executive, the Executive shall deliver a response to the Company (the “Executive Response”) stating either (A) that he or she agrees with the Company’s determination pursuant to the preceding sentence, or (B) that he or she disagrees with such determination, in which case he or she shall set forth (i) which Potential Payments should be characterized as Contingent Compensation Payments, (ii) the Eliminated Amount, and (iii) whether the Section 9.1(b) Override is applicable. In the event that the Executive fails to deliver an Executive Response on or before the required date, the Company’s initial determination shall be final. If and to the extent that any Contingent Compensation Payments are required to be treated as Eliminated Payments pursuant to this Section 9.1, then the payments shall be reduced or eliminated, as determined by the Company, in the following order: (i) any cash payments, (ii) any taxable benefits, (iii) any nontaxable benefits, and (iv) any vesting of equity awards in each case in reverse order beginning with payments or benefits that are to be paid the farthest in time from the date that triggers the applicability of the excise tax, to the extent necessary to maximize the Eliminated Payments. If the Executive states in the Executive Response that he or she agrees with the Company’s determination, the Company shall make the Potential Payments to the Executive within three business days following delivery to the Company of the Executive Response (except for any Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). If the Executive states in the Executive Response that he disagrees with the Company’s determination, then, for a period of 60 days following delivery of the Executive Response, the Executive and the Company shall use good faith efforts to resolve such dispute. If such dispute is not resolved within such 60-day period, such dispute shall be settled exclusively by arbitration in the State of Connecticut, in accordance with the rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrator’s award in any court having jurisdiction. The Company shall, within three business days following delivery to the Company of the Executive Response, make to the Executive those Potential Payments as to which there is no dispute between the Company and the Executive regarding whether they should be made (except for any such Potential Payments which are not due to be made until after such date, which Potential Payments shall be made on the date on which they are due). The balance of the Potential Payments shall be made within three business days following the resolution of such dispute. Subject to the limitations contained in Sections 9.1(a) and (b) hereof, the amount of any payments to be made to the Executive following the resolution of such dispute shall be increased by amount of the accrued interest thereon computed at the prime rate announced from time to time by The Wall Street Journal, compounded monthly from the date that such payments originally were due.

(e) The provisions of this Section 9.1 are intended to apply to any and all payments or benefits available to the Executive under this Agreement or any other agreement or plan of the Company under which the Executive receives Contingent Compensation Payments.

9.2 Payment Subject to 409A. Subject to this Section 9, any severance payments or benefits under this Agreement shall begin only upon the date of the Executive’s “separation from service” (determined as set forth below) which occurs on or after the date of the Executive’s termination of employment. The following rules shall apply with respect to distribution of the payments and benefits, if any, to be provided to the Executive under this Agreement:

(a) It is intended that each installment of the severance payments and benefits provided under this Agreement shall be treated as a separate “payment” for purposes of Section 409A. Neither the Company nor the Executive shall have the right to accelerate or defer the delivery of any such payments or benefits except to the extent specifically permitted or required by Section 409A.

(b) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is not a “specified Executive” (within the meaning of Section 409A), then each installment of the severance payments and benefits shall be made on the dates and terms set forth in this Agreement.

(c) If, as of the date of the Executive’s “separation from service” from the Company, the Executive is a “specified Executive” (within the meaning of Section 409A), then:

(i) Each installment of the severance payments and benefits due under this Agreement that will be paid within the short-term deferral period (as defined in Section 409A) shall be treated as a short-term deferral within the meaning of Treasury Regulation Section 1.409A-1(b)(4) to the maximum extent permissible under Section 409A; and (ii) each installment of the severance payments and benefits due under this Agreement that is not described in Section 9.2(c)(i) above and that would, absent this subsection, be paid within the six-month period following the Executive’s “separation from service” from the Company shall be paid during the ten day period following the date that is six months and one day after such separation from service (or, if earlier, the Executive’s death), with any such installments that are required to be delayed being accumulated during the six-month period and paid in a lump sum on the date that is six months and one day following the Executive’s separation from service and any subsequent installments, if any, being paid in accordance with the dates and terms set forth herein; provided, however, that the preceding provisions of this sentence shall not apply to any installment of severance payments and benefits if and to the maximum extent that such installment is deemed to be paid under a separation pay plan that does not provide for a deferral of compensation by reason of the application of Treasury Regulation 1.409A-1(b)(9)(iii) (relating to separation pay upon an involuntary separation from service). Any installments that qualify for the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) must be paid no later than the last day of the second taxable year following the taxable year in which the separation from service occurs.

(d) The determination of whether and when the Executive’s separation from service from the Company has occurred shall be made in a manner consistent with, and based on the presumptions set forth in, Treasury Regulation Section 1.409A-1(h). Solely for purposes of this Section 9.2, “Company” shall include all persons with whom the Company would be considered a single employer as determined under Treasury Regulation Section 1.409A-1(h)(3).

(e) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during the Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit.

(f) Executive expressly acknowledges and agrees that the Company is not making any representations or warranties to him or her and shall have no liability to him/her or any other person with respect to payments made under this Agreement if any provisions of or payments under the Agreement are determined to constitute deferred compensation subject to Code Section 409A but not to satisfy the conditions of that section.

10. Restrictive Covenant Agreement. As a condition of her employment, the Executive shall execute both the Nondisclosure and Assignment of Inventions Agreement and the Non-Competition Agreement provided to him contemporaneously with this Agreement.

11. Absence of Restrictions. The Executive represents and warrants that he is not bound by any employment contracts, restrictive covenants or other restrictions that prevent him from entering into employment with, or carrying out her responsibilities for, the Company, or which are in any way inconsistent with any of the terms of this Agreement.

12. Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

12.1 “Cause” shall mean (a) a good faith finding by the Company that (i) the Executive has failed to substantially perform her reasonably assigned duties for the Company, or (ii) the Executive has engaged in dishonesty, gross negligence or misconduct, which dishonesty, gross negligence or misconduct has had a material adverse effect on the Company, (b) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, any felony, (c) breach by the Executive of any material provision of this Agreement or other agreement with the Company (which breach is not cured within 30 days following written notice by the Company thereof), or (d) breach by the Executive of the Nondisclosure and Assignment of Inventions Agreement and/or the Non-Competition Agreement.

12.2 “Change in Control” shall mean the sale of all or substantially all of the capital stock (other than the sale of capital stock to one or more venture capitalists or other institutional investors pursuant to an equity financing (including a debt financing that is convertible into equity) of the Company approved by a majority of the Board), assets or business of the Company, by merger, consolidation, sale of assets or otherwise (other than a merger or consolidation in which all or substantially all of the individuals and entities who were beneficial owners of the Common Stock immediately prior to such transaction beneficially own, directly or indirectly, more than 50% of the outstanding securities entitled to vote generally in the election of directors of the resulting, surviving or acquiring corporation in such transaction), provided that, where applied to compensation subject to Section 409A, any acceleration of or change in payment shall only apply (if required by Section 409A) if the corporate transaction is also a change in control event described in Treasury Regulation 1.409A-3(i)(5).

12.3 “Change in Control Date” means the first date during the Employment Period on which a Change in Control occurs. Anything in this Agreement to the contrary notwithstanding, if (a) a Change in Control occurs, (b) the Executive’s employment with the Company is terminated without Cause (other than due to the Executive’s death or Disability) within 60 days prior to the date on which the Change in Control occurs, and (c) it is reasonably demonstrated by the Executive that such termination of employment (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change in Control or (ii) otherwise arose in connection with or in anticipation of a Change in Control, then the “Change in Control Date” shall mean the date immediately prior to the date of such termination of employment. Where applicable, the Company shall take such steps as are reasonably practicable as of the termination date to preserve the availability of equity compensation that may expire (other than by reaching the full term of an option) during the 60 day period (by vesting and freezing the equity) pending the occurrence of the Change in Control.

12.4 “Disability” shall mean the inability of the Executive, due to a physical or mental disability, for a period of 90 days, whether or not consecutive, during any 360-day period to perform the services contemplated under this Agreement, with or without reasonable accommodation, as that term is defined under state or federal law. A determination of disability shall be made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to disability shall be binding on all parties.

12.5 “Good Reason” shall mean the occurrence, without the Executive’s prior written consent, of any of the following events: (i) a material diminution of the Executive’s base compensation; (ii) a requirement that the Executive’s principal place of providing services to the Company change by more than 30 miles, other than in a direction that reduces the Executive’s daily commuting distance; (iii) any material breach by the Company or any successor thereto of a material provision of this Agreement; or (iv) a material diminution in the Executive’s authority, duties, or responsibilities, provided, however, and for the avoidance of doubt, that Good Reason shall not exist if the Executive no longer holds the same title or functional role within an entity resulting from a Change in Control, so long as the Executive’s responsibilities are not substantially diminished. Notwithstanding the occurrence of any of the foregoing events or circumstances, a resignation shall not be deemed to constitute resignation for Good Reason unless (x) the Executive gives the Company a written notice of the purported Good Reason (no more than 90 days after the initial existence of such event or circumstance), (y) such event or circumstance has not been fully corrected (and the Executive has not been reasonably compensated for any losses or damages resulting therefrom) within 30 days following the Company’s receipt of such notice, and (z) if the Company does not correct, the Executive ends her employment not more than 30 days following the period to correct in (y).

13. Miscellaneous.

13.1 Entire Agreement; Modification. This Agreement constitutes the entire understanding and agreement between the parties hereto with regard to the subject matter hereof, superseding all prior understandings and agreements, whether written or oral. The Executive is not relying on any representations other than those set forth in this Agreement.

13.2 Notices. Any notice delivered under this Agreement shall be deemed duly delivered three business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, or one business day after it is sent for next-business day delivery via a reputable nationwide overnight courier service, to the Company at its principal headquarters and to the Executive at the address most recently shown on the personnel records of the Company. Either party may change the address to which notices are to be delivered by giving notice of such change to the other party in the manner set forth in this Section 13.2.

13.3 Pronouns. Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns and pronouns shall include the plural, and vice versa.

13.4 Amendment. This Agreement may be amended or modified only by a written instrument executed by both the Company and the Executive and approved by a majority of the members of the Board.

13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Connecticut (without reference to the conflicts of laws provisions thereof). Any action, suit or other legal proceeding arising under or relating to any provision of this Agreement shall be commenced only in a court of the State of Connecticut (or, if appropriate, a federal court located within Connecticut), and the Company and the Executive each consents to the jurisdiction of such a court. The Company and the Executive each hereby irrevocably waives any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

13.6 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of both parties and their respective successors and assigns, including any corporation with which, or into which, the Company may be merged or which may succeed to the Company’s assets or business, provided, however, that the obligations of the Executive are personal and shall not be assigned by him.

13.7 Waivers. No delay or omission by the Company in exercising any right under this Agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.

13.8 Captions. The captions of the sections of this Agreement are for convenience of reference only and in no way define, limit or affect the scope or substance of any section of this Agreement.

13.9 Severability. In case any provision of this Agreement shall be invalid, illegal or otherwise unenforceable, the validity, legality and enforceability of the remaining provisions shall in no way be affected or impaired thereby.

13.10 Executive’s Acknowledgments. The Executive acknowledges that he: (i) has read this Agreement; (ii) has been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of the Executive’s own choice or has voluntarily declined to seek such counsel; (iii) understands the terms and consequences of this Agreement; (iv) is fully aware of the legal and binding effect of this Agreement; and (v) understands that the law firm of Wilmer Cutler Pickering Hale and Dorr LLP is acting as counsel to the Company in connection with the transactions contemplated by the Agreement, and is not acting as counsel for the Executive.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year set forth above.

ACHILLION PHARMACEUTICALS, INC.

By:	/s/ Milind Deshpande
Name: Milind S. Deshpande
Title: Chief Executive Officer

EXECUTIVE:

/s/ Martha E. Manning
Martha Manning